Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sabre Holdings Corporation Employee Stock Purchase Plan of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Sabre Holdings Corporation, Sabre Holdings Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sabre Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 26, 2005